Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Digital Angel Corporation

We have audited the accompanying consolidated balance sheets of Digital Angel Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. Our audits also included the financial statement schedule II — Valuation and Qualifying Accounts. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Digital Angel Corporation and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule referred to above, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, applying the modified-prospective method.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Digital Angel Corporation and subsidiaries internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 5, 2007 (with respect to the internal controls over financial reporting related to the reclassification of OuterLink Corporation as discontinued operations as described in Notes 1 and 24, August 31, 2007) expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ Eisner LLP

New York, New York
March 5, 2007

With respect to the reclassification of
OuterLink Corporation as discontinued operations, as
described in Notes 1 and 24,
August 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Digital Angel Corporation

We have audited management’s assessment, included in Management’s Annual Report on Internal Controls over Financial Reporting included in Digital Angel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, that Digital Angel Corporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Digital Angel Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Digital Angel Corporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Digital Angel Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Digital Angel Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 5, 2007 (with respect to the reclassification of OuterLink Corporation as discontinued operations as described in Notes 1 and 24, August 31, 2007) expressed an unqualified opinion on those consolidated financial statements. Our report on the December 31, 2006 financial statements included an explanatory paragraph regarding the Company’s change in accounting principle for transactions in which the Company exchanges its equity instruments for goods or services.

/s/ Eisner LLP

New York, New York
March 5, 2007

With respect to internal controls over financial
reporting related to the reclassification of OuterLink
Corporation as discontinued operations, as
described in Notes 1 and 24, August 31, 2007

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(As revised, See Notes 1 and 24)

	December 31,	December 31,
	2006	2005
	(In thousands, except par value)

ASSETS
Current assets
Cash	$1,521	$9,949
Restricted cash	81	310
Accounts receivable, net of allowance for doubtful accounts of $203 and $194 in 2006 and 2005, respectively	9,609	9,856
Accounts receivable from VeriChip Corporation	425	232
Inventories	9,897	8,469
Other current assets	2,016	1,013
Current assets from discontinued operations	2,335	989

Total current assets	25,884	30,818
Property and equipment, net	9,985	8,444
Goodwill	51,244	48,491
Other intangible assets, net	1,633	1,813
Other assets, net	619	348
Other assets from discontinued operations	531	293

Total Assets	$89,896	$90,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit and current maturities of long-term debt	$4,127	$2,380
Accounts payable	6,024	5,131
Due to Applied Digital Solutions, Inc.	11	—
Accrued expenses and other current liabilities	2,793	2,880
Deferred revenue	—	21
Current liabilities from discontinued operations	2,448	1,989

Total current liabilities	15,403	12,401
Long term debt	4,036	3,656
Other long term liabilities
Other long term liabilities	386	550
Other liabilities from discontinued operations	1,060	536

Total other long term liabilities	1,446	1,086

Total Liabilities	20,885	17,143

Minority Interest	465	618

Stockholders’ Equity
Preferred stock ($1.75 par value; shares authorized, 1,000; shares issued, nil)	—	—
Common stock ($0.005 par value; shares authorized, 95,000; shares issued, 44,894 and 44,225; shares outstanding, 44,516 and 43,847)	226	223
Additional paid-in capital	214,509	212,083
Accumulated deficit	(144,753)	(137,950)
Treasury stock (carried at cost, 378 shares)	(1,580)	(1,580)
Accumulated other comprehensive income (loss)	144	(330)

Total Stockholders’ Equity	68,546	72,446

Total Liabilities and Stockholders’ Equity	$89,896	$90,207

See Notes to Consolidated Financial Statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(As revised, See Notes 1 and 24)

	For the Years
	Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)

Revenue	$54,410	$54,550	$44,549
Cost of sales	31,919	29,930	24,872

Gross profit	22,491	24,620	19,677

Selling, general and administrative expenses	24,228	21,217	16,712
Research and development expenses	3,442	3,343	2,033

Operating (loss) income	(5,179)	60	932

Interest income	(270)	(347)	(32)
Interest expense	465	364	1,337
Realized losses on Applied Digital Common Stock	—	—	1,231
Other income	(97)	(63)	(112)

Loss from continuing operations before income tax benefit and minority interest	(5,277)	106	(1,492)
Income tax benefit	72	41	—
Minority interest share of income	(5)	(351)	(249)

Net loss from continuing operations	(5,210)	(204)	(1,741)
Loss from discontinued operations, including net gain on sale of assets of $163 and $260 in 2005 and 2004 and an impairment of intangible asset charge of $7,141 in 2005	(1,593)	(9,272)	(3,216)

Net loss	$(6,803)	$(9,476)	$(4,957)

Earnings per common share — basic and diluted
Loss from continuing operations	$(0.12)	$(0.01)	$(0.05)
Loss from discontinued operations	(0.03)	(0.21)	(0.10)

Net loss	$(0.15)	$(0.22)	$(0.15)

Weighted average common shares outstanding — basic and diluted	44,308	43,820	33,173

See Notes to Consolidated Financial Statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(As revised, See Notes 1 and 24)

								Accumulated
								Other
					Additional			Comprehensive	Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Treasury	Income	Stockholders’
	Number	Amount	Number	Amount	Capital	Deficit	Stock	(Loss)	Equity
	(In thousands)

Balance- December 31, 2003	—	—	28,891	144	171,909	(123,517)	(43)	(10)	48,483

Net loss	—	—	—	—	—	(4,957)	—	—	(4,957)
Comprehensive income-foreign currency translation	—	—	—	—	—	—	—	196	196

Total comprehensive loss	—	—	—	—	—	(4,957)	—	196	(4,761)

Merger consideration-OuterLink Corporation	100	175	—	—	8,125	—	—	—	8,300
Issuance of common stock to Applied Digital	—	—	3,000	15	7,905	—	—	—	7,920
Conversion of debt into stock	—	—	1,181	6	2,924				2,930
Conversion of Series A Preferred Stock	(100)	(174)	3,985	20	154	—	—	—	—
Shares cancelled on settlement with vendor	—	—	(23)	—	—	—	—	—	—
Issuance of stock for services	—	—	10	—	31	—	—	—	31
Exercise of stock options	—	—	4,426	22	12,665	—	—	—	12,687
Exercise of warrants	—	—	1,955	10	4,162	—	—	—	4,172

Balance-December 31, 2004	—	1	43,425	217	207,875	(128,474)	(43)	186	79,762

Net loss	—	—	—	—	—	(9,476)	—	—	(9,476)
Comprehensive loss-foreign currency translation	—	—	—	—	—	—	—	(516)	(516)

Total comprehensive loss	—	—	—	—	—	(9,476)	—	(516)	(9,992)

Purchase of treasury stock	—	—	—	—	—	—	(1,537)	—	(1,537)
Exchange of common stock with
Applied Digital (See Note 11)	—	—	644	3	3,497	—	—	—	3,500
Conversion of Series A Preferred Stock	—	(1)	14	1	—	—	—	—	—
Non employee stock grant	—	—	7	—	35	—	—	—	35
Exercise of warrants	—	—	115	1	302	—	—	—	303
Exercise of stock options	—	—	20	—	55	—	—	—	55
Restricted stock issued	—	—	—	1	(1)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	275	—	—	—	275
Issuance of stock options to non-employees	—	—	—	—	45	—	—	—	45

Balance-December 31, 2005	—	$—	44,225	$223	$212,083	$(137,950)	$(1,580)	$(330)	$72,446

Net loss	—	—	—	—	—	(6,803)	—	—	(6,803)
Comprehensive income-foreign currency translation	—	—	—	—	—	—	—	474	474

Total comprehensive loss	—	—	—	—	—	(6,803)	—	474	(6,329)

Exercise of stock options	—	—	320	2	559	—	—	—	561
Restricted stock issued	—	—	67	—	—	—	—	—	—
Issuance of stock to DSD shareholders	—	—	282	1	999	—	—	—	1,000
Compensation expense	—	—	—	—	868	—	—	—	868

Balance-December 31, 2006	—	$—	44,894	$226	$214,509	$(144,753)	$(1,580)	$144	$68,546

See Notes to Consolidated Financial Statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(As revised, See Notes 1 and 24)

	For the Years Ended December 31,
	2006	2005	2004
	(In thousands)

Cash Flows From Operating Activities
Net loss	$(6,803)	$(9,476)	$(4,957)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Proceeds from sale of Applied Digital common stock	—	—	6,689
Equity-based compensation	868	355	31
Asset impairment charge	—		—
Depreciation and amortization	1,883	1,629	1,246
Amortization of debt discount and financing costs	—	—	777
Minority interest	5	351	249
Loss on Applied Digital common stock	—	—	1,231
Loss (gain) on disposal of assets	24	15	(3)
Loss from discontinued operations	1,593	9,272	3,216
Change in assets and liabilities:
Decrease in restricted cash	251	—	438
(Increase) in accounts receivable	566	(937)	(4,561)
(Increase) in accounts receivable from VeriChip	(193)	(232)	—
(Increase) decrease in inventories	(913)	(1,337)	533
(Increase) in other current assets	(883)	(63)	(56)
(Increase) in deferred tax asset	(159)	(155)	—
(Decrease) in due to Applied Digital	—	(23)	(324)
Increase (decrease) in accounts payable, accrued expenses and deferred revenue	(1,854)	(3,102)	(1,012)
Net cash (used in) provided by discontinued operations	222	412	(995)

Net Cash (Used In) Provided By Operating Activities	(5,393)	(3,291)	2,502

Cash Flows From Investing Activities
Proceeds from the sale of assets	39	—	18
Decrease (increase) in other assets	(294)	394	(318)
Payments for property and equipment	(2,880)	(1,222)	(549)
Acquisition, net of cash acquired	(1,000)	(1,401)	—
Net cash (used in) provided by discontinued operations	(307)	(122)	1,760

Net Cash (Used In) Provided By Investing Activities	(4,442)	(2,351)	911

Cash Flows From Financing Activities
Amounts borrowed under line of credit	4,789	4,125	50,885
Amounts paid on line of credit	(3,762)	(3,977)	(53,261)
Amounts borrowed on debt	854	—	—
Amounts paid on long-term debt	(893)	(545)	(395)
Proceeds from exercise of stock options and warrants	561	358	16,859
Payment of dividends to minority shareholder in subsidiary	(190)	—	—
Amounts paid for treasury stock	—	(1,537)	—
Payments for financing costs	—	—	(101)
Net cash used in discontinued operations	—	(22)	(941)

Net Cash Provided By (Used in) Financing Activities	1,359	(1,598)	13,046

Effect of exchange rate changes on cash	48	(279)	115

Net (Decrease) Increase In Cash	(8,428)	(7,519)	16,574
Cash — Beginning Of Year	9,949	17,468	894

Cash — End Of Year	$1,521	$9,949	$17,468

See Notes to Consolidated Financial Statements.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements
(As revised, See Notes 1 and 24)

1.	The Company and Basis of Presentation

The Company is engaged in the business of developing and bringing to market proprietary technology used to identify, locate and monitor people, animals and objects. The Company operates in two segments: (1) Animal Applications and (2) GPS and Radio Communications.

On July 2, 2007, the Company sold its subsidiary, OuterLink Corporation (“OuterLink”). As a result, OuterLink is now classified as discontinued operations for all periods presented herein. Discontinued operations are more fully discussed in Note 24.

Animal Applications — develops, manufactures and markets electronic radio frequency and visual identification devices for the companion animals, fish and wildlife, and livestock markets worldwide.

The Animal Applications segment’s radio frequency identification products consist of miniature electronic microchips, scanners, and for some applications, injection systems. The Company holds patents on its syringe-injectable microchip, which is encased in a glass or glass-like material capsule and incorporates an antenna and a microchip with a unique permanent identification code. The microchip is typically injected under the skin using a hypodermic syringe, without requiring surgery. An associated scanner device uses radio frequency to interrogate the microchip and read the code.

The Animal Applications segment’s companion pet identification system involves the insertion of a microchip with identifying information into the animal. Scanners at animal shelters, veterinary clinics and other locations can read the microchip’s unique identification number. Through the use of a database, the unique identification number identifies the animal, the animal’s owner and other information. This pet identification system is marketed in the United States by Schering-Plough Animal Health Corporation under the brand name “Home Againtm,” pursuant to a multi-year exclusive license, in Europe by Merial Pharmaceutical, and in Japan by Dainippon Pharmaceutical. The Company has distribution agreements with a variety of other companies outside the United States to market its products.

The Animal Applications segment’s miniature electronic microchips are also used for the tagging of fish, especially salmon, for identification in migratory studies and other purposes. The electronic microchips are accepted as a safe, reliable alternative to traditional identification methods because the fish, once implanted, can be identified without capturing or sacrificing the fish.

In addition to pursuing the market for permanent identification of companion animals and tracking microchips for fish, the Animal Applications segment also produces visual and electronic identification products for livestock producers. Visual identification products for livestock are typically numbered ear tags, which the Company has marketed since the 1940s. Currently, sales of visual and electronic identification products represent a substantial percentage of the Company’s sales to livestock producers.

On February 28, 2005, the Company acquired Denmark-based DSD Holding A/S (DSD), its wholly-owned subsidiaries and their majority position in Daploma Polska. Denmark-based DSD through its subsidiaries manufactures and markets visual and electronic RFID tags for livestock. DSD has an automated manufacturing facility and presence in markets in Europe, the Middle East and Asia.

In addition, the Company’s implantable radio frequency microchip was cleared by the FDA for medical applications in humans in the United States in October 2004. The Company has a long-term exclusive distribution and licensing agreement with Verichip Corporation, an affiliated, wholly-owned subsidiary of Applied Digital, covering the manufacturing, purchasing and distribution of the human implantable microchip. Sales to Verichip Corporation under an amended and restated agreement dated December 27, 2005, were $0.4 million, $0.7 million, and $0.1 million in the years ended December 31, 2006, 2005 and 2004, respectively.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

1.	The Company and Basis of Presentation (continued)

GPS and Radio Communications — designs, manufactures and supports GPS enabled equipment. The GPS and Radio Communications segment consists of the Company’s subsidiary Signature Industries Limited (90.9% owned), which is located in the United Kingdom. Applications for the segment’s products include location tracking and message monitoring of vehicles, aircraft and people in remote locations through systems that integrate geosynchronous satellite communications and GPS enabled equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. Signature Industries Limited’s businesses also include high grade communication equipment leasing and complementary data systems that customers can use to locate and monitor their assets and alarm sounder manufacturing. Technology development in this segment includes the integration and miniaturization into marketable products of two technologies: wireless communications and position location technology (including global positioning systems (GPS) and other systems).

As of December 31, 2006, Applied Digital Solutions, Inc. owned 24,573,788 shares or 55.2% of the Company’s common stock.

Certain items in the consolidated financial statements for 2005 and 2004 have been reclassified for comparative purposes.

Summary of Significant Accounting Policies

Described below are significant accounting policies, which conform to accounting principles generally accepted in the United States and, except for recently issued accounting standards adopted, are applied on a consistent basis among all years presented.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts and disclosures included in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions that the Company may undertake in the future, they may ultimately differ from actual results. The Company uses estimates, among others, to determine whether any impairment is to be recognized to long-lived and intangible assets.

Foreign Currencies

The Company’s foreign subsidiaries’ functional currencies are their local currencies. Results of operations and cash flows are translated at average exchange rates prevailing throughout the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) which is a component of stockholders’ equity. Translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

1.	The Company and Basis of Presentation (continued)

Inventories

Inventories consist of raw materials, work in process, and finished goods. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and inventory turns by product. Inventory items designated as obsolete or slow-moving are reduced to net realizable value.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation computed using the straight-line method. Building and leasehold improvements are depreciated over periods ranging from 10 to 30 years and software and equipment is depreciated over periods ranging from 2 to 10 years. Additions, improvements or major renewals are capitalized while repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in results of operations.

Goodwill

Goodwill is carried at cost, net of previously accumulated amortization. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” the Company tests goodwill for impairment at least annually by applying a fair value based test. Based on the annual review for impairment, the Company recorded an impairment charge of $3.8 million in the fourth quarter of 2005 related to the goodwill at OuterLink Corporation. The impairment charge is included in the loss from discontinued operations.

In accordance with SFAS 142, the Company is required to allocate goodwill to the various reporting units. As of December 31, 2006, the Company’s reporting units consisted of the following (the reporting units listed below are those businesses which have goodwill and for which discrete financial information is available and upon which management makes operating decisions):

•	Animal Applications (goodwill of $44.0 million as of December 31, 2006)

•	Signature Industries Limited (goodwill of $1.1 million as of December 31, 2006)

•	DSD Holding A/S (goodwill of $6.1 million as of December 31, 2006)

The Company assesses the fair value of its goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If the Company determines that significant impairment has occurred, it would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on the Company’s financial condition and results of operations.

Other Intangible Assets, net

Other intangible assets are carried at cost net of accumulated amortization. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” the Company tests intangible assets for impairment at least annually by applying a fair value based test. Based on the annual

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

1.	The Company and Basis of Presentation (continued)

review for impairment, the Company recorded an impairment charge of $3.3 million in the fourth quarter of 2005 related to the intangible assets at OuterLink Corporation. The impairment charge is included in the loss from discontinued operations.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful lives of its intangible assets, excluding goodwill, and other long-lived assets may warrant revision or that the remaining balance of such assets may not be recoverable. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable. There were no write downs of any long-lived assets in 2006, 2005, and 2004.

Revenue Recognition

The Company recognizes product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. The Company’s accounting policy regarding vendor and post contract support obligations is revenue is recognized upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. The Company offers a warranty on its products. For non-fixed and fixed fee jobs, service revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to net realizable value, if necessary. Other revenue is recognized at the time service or goods are provided. It is the Company’s policy to record contract losses in their entirety in the period in which such losses are foreseeable.

OuterLink Corporation earns revenue from location and messaging services, which generally provide for service on a month-to-month basis and from the sale of related products to customers (communication terminals and software). OuterLink Corporation’s services are only available through use of its products; such products have no alternative use. Accordingly, service revenue is recognized as the services are performed. OuterLink Corporation’s product revenue, for which title and risk of loss transfers to the customer on shipment, is deferred upon shipment and is recognized ratably over the estimated customer service period, which has historically been 30 to 42 months. The Company recently reassessed the estimated customer service period based on additional experience and will begin recognizing revenue over 54 months in 2007.

It is the Company’s policy to approve all customer returns before issuing credit to the customer. The Company incurred returns of $0.2 million for 2006, 2005 and 2004.

The Company records a liability for product warranties at the time it is probable that a warranty liability has been incurred and the amount of loss can reasonably be estimated. The Company’s warranty liability was

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

1.	The Company and Basis of Presentation (continued)

$34,000, $34,000 and $47,000 as of December 31, 2006, 2005 and 2004, respectively. Following is a reconciliation of the Company’s product warranties (in thousands):

Amount of
Liability

Balance as of December 31, 2005	$34
Accruals for warranties issued during the period	—
Accruals related to pre-existing warranties (including changes in estimates)	—
Settlements made (in cash or in kind) during the period	—

Balance as of December 31, 2006	$34

Research and Development

Research and development expense consists of personnel costs, supplies, other direct costs and incremental indirect costs, primarily, rent of developing new products and technologies and are charged to expense as incurred.

Advertising

The Company expenses advertising costs when incurred. Advertising expense, included in selling, general and administrative expense, was $0.4 million, $0.4 million and $0.3 million for each of the years ended December 31, 2006, 2005 and 2004.

Income Taxes

The Company accounts for income taxes under the asset and liability approach. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is provided against net deferred tax assets when it is more likely than not that a tax benefit will not be realized. Income taxes include U.S. and foreign taxes.

Stock — Based Compensation

On January 1, 2006 the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R replaced SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. The Company adopted SFAS 123R using the modified prospective method which required the application of the accounting standard as of January 1, 2006. The Company’s consolidated financial statements as of and for the twelve month period ended December 31, 2006 reflect the impact of adopting SFAS 123R. In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R.

Effective December 30, 2005, the Company’s Board of Directors approved the acceleration of the vesting of out-of-the-money, unvested stock options issued to current employees, officers and directors prior to November 15, 2005 so that such options vest immediately, provided, however, that the grantee that acquires

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

1.	The Company and Basis of Presentation (continued)

any shares pursuant to such an option (the vesting of which has been accelerated) will not be permitted to sell such shares until the earlier of (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates.

The purpose of the accelerated vesting was to enable the Company to avoid recognizing in its statements of operations compensation expense associated with the options in future periods. As a result of the acceleration, the Company avoided recognition of up to approximately $8.6 million of compensation expense in its statement of operations over the course of the original vesting periods. Such expense is included in the Company’s pro forma stock-based footnote disclosure for the year ended December 31, 2005.

The Company is unable to estimate the number of options that will ultimately be retained that otherwise would have been forfeited, absent the acceleration.

Loss Per Share

The Company’s basic and diluted net loss per share is computed by dividing the net loss by the weighted average number of outstanding common shares. Potential common shares are excluded from the computation of diluted loss per share because their inclusion would be anti-dilutive. Potential common shares are as follows:

	As of December 31,
	2006	2005	2004
	(In thousands)

Stock options and restricted stock	11,793	10,109	6,528
Warrants	530	530	720
Series A Preferred Stock	—	—	15

	12,323	10,639	7,263

Treasury Stock

Repurchased common stock is stated at cost and is presented as a separate reduction of stockholders’ equity.

Comprehensive Loss

Comprehensive loss consists of net loss and foreign currency translation adjustments and is reported in the statement of changes in stockholders’ equity.

Recently Issued Accounting Standards

In December 2004, SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) was issued. SFAS 123R replaced SFAS No. 123 and supersedes APB Opinion No. 25. The provisions of SFAS 123R became effective for the Company beginning January 1, 2006. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. All of the Company’s out-of-the-money, unvested stock options issued to current employees, officers and directors prior to November 15, 2005 were vested on December 30, 2005, and, therefore the initial adoption of SFAS 123R did not have a material impact on the Company’s consolidated results of operations and earnings (loss) per share. However, going forward, as the Company

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

1.	The Company and Basis of Presentation (continued)

grants more options or other share based compensation to employees, it expects that the impact may be material.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. The Company adopted SFAS 151 beginning January 1, 2006. The adoption of SFAS 151 did not have a material impact on the consolidated results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” (SFAS 153). This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the consolidated results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections a replacement of APB No. 20 and FAS No. 3” (SFAS 154). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 also applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company’s adoption of SFAS 154 did not have a material impact on the consolidated results of operations or financial position.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged provided that the reporting entity has not yet issued financial statements for that fiscal year including financial statements for an interim period within that fiscal year. The Company is assessing SFAS No. 157 and has not determined yet the impact that the adoption of SFAS No. 157 will have on its consolidated result of operations or financial position.

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FAS No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes. Currently, the accounting for uncertainty in income taxes is subject to significant and varied interpretations that have resulted in diverse and inconsistent accounting practices and measurements. Addressing such diversity, FIN 48 prescribes a consistent recognition threshold and measurement attribute, as well as clear criteria for subsequently recognizing, derecognizing and measuring changes in such tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact of FIN 48 on its consolidated results of operations or financial position.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

2.	Acquisition

The following describes the acquisitions by the Company (in thousands) in the three years ended December 31, 2006:

			Goodwill
			and
			Other	Other Net
	Date	Acquisition	Intangibles	Assets and
Company Acquired	Acquired	Price	Acquired	Liabilities	Business Description

DSD Holding A/S	2/28/05	$5,902	$8,008	$(2,106)	Manufactures and markets visual and electronic RFID tags for livestock.
OuterLink Corporation	1/22/04	$8,501	$8,522	$(21)	Provider of real-time, satellite-based automated tracking, wireless data transfer and two-way messaging with large fleets of vehicles.

On February 28, 2005, the Company acquired DSD Holding A/S and its wholly-owned subsidiaries, Daploma International A/S and Digitag A/S, and 70%-owned subsidiary Daploma Polska. DSD Holding A/S became a wholly-owned subsidiary. The acquisition was accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the assets and liabilities of DSD Holding A/S was recorded as goodwill of $6.0 million and intangible assets of $2.0 million. The intangible assets are customer relationships, trade name, non-patented proprietary trade secrets, and a non-compete agreement. The intangible assets acquired are being amortized over lives ranging from 3 to 15 years. Amortization recorded in the years ended December 31, 2006 and 2005 was $0.2 million and $0.1 million, respectively.

Denmark-based DSD Holding A/S, through its subsidiaries, manufactures and markets visual and electronic RFID tags for livestock. In considering the benefits of the DSD acquisition, our management recognized the synergies available with DSD’s highly automated and efficient manufacturing facility, as well as DSD’s presence in successfully developed markets in Europe, the Middle East and Asia. The acquisition provides us with expansion of our business in Europe.

Under the terms of the DSD Holding A/S acquisition, the Company purchased all of the outstanding capital stock of DSD Holding A/S in consideration for a purchase price of seven times DSD Holding A/S’s average annual EBITDA over the next three years, less outstanding indebtedness at the end of the time period. An initial payment of $3.5 million was made at closing through the delivery of Applied Digital common stock valued at $3.5 million, which the Company acquired from Applied Digital in exchange for $3.5 million of our common stock. To account for pre-closing pricing fluctuations, the Company paid additional consideration of $195,000 to the shareholders of DSD Holding A/S on June 7, 2005.

In addition, on February 28, 2005, the Company entered into employment agreements with the Chief Executive Officer of DSD Holding A/S and its subsidiaries, Lasse Nordfjeld and his son, the president of Daploma, Torsten Nordfjeld.

Pursuant to the terms of the stock purchase agreement, at any time between the closing date of the acquisition and December 31, 2006, the Company had the right to buy-out the remaining purchase price. On April 13, 2006, the Company exercised our right to buy-out the remaining purchase price by electing to pay the set amount of $2.0 million. The $2.0 million buy-out price was satisfied by a cash payment of $1.0 million made on April 13, 2006 and the issuance on June 8, 2006 of $1.0 million worth of our unregistered common stock, or 282,115 shares. The number of shares of our common stock that were exchanged was determined based upon the average of the volume-weighted-average price of our common stock for the 10 trading days

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

2.	Acquisition (continued)

prior to the closing date of the share exchange agreement, or $3.545 per share. LANO Holdings ApS, wholly owned by Lasse Nordfjeld, and Torsten Nordfjeld received 174,403 shares and 28,268 shares, respectively, of the 282,115 shares issued to the former shareholders of DSD. The $2.0 million buy-out price was recorded as additional goodwill.

Applied Digital and the former shareholders of DSD agreed to exchange, per the terms of a share exchange agreement dated April 12, 2006, registered shares of Applied Digital’s common stock for the unregistered shares of our common stock paid by us to the former shareholders of DSD pursuant to the buy-out agreement. Pursuant to the share exchange agreement, Applied Digital issued to the former shareholders of DSD, 454,545 shares of Applied Digital’s common stock, valued at $972,249, plus $27,751 in cash, in exchange for the 282,115 shares of our common stock that the former shareholders of DSD received from us in partial payment of the buy-out, as more fully discussed above. The number of shares of Applied Digital common stock that were exchanged was determined based upon the average of the volume-weighted-average price of our common stock for the two trading days immediately preceding, and not including, the transaction closing date of June 8, 2006, which was $2.14 per share.

The Company operates DSD Holding A/S and its operating subsidiaries from their current headquarters near Copenhagen, Denmark.

The following table summarizes the estimated fair values of the tangible assets acquired and liabilities assumed in this acquisition.

(In thousands)

Current assets	$2,631
Property, plant and equipment	1,864
Other assets	33

Total assets acquired	4,528

Current liabilities	3,371
Long-term debt and other liabilities	3,263

Total liabilities assumed	6,634

Net liabilities acquired	$(2,106)

On January 22, 2004, the Company acquired OuterLink Corporation, which became a wholly-owned subsidiary of ours. The acquisition was accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the assets and liabilities of OuterLink Corporation was recorded as goodwill of $3.8 million and intangible assets of $4.7 million. The intangible assets are customer relationships, trademarks and core technology. The customer relationships and core technology were being amortized over periods ranging from 4 to 8 years. Amortization recorded in the years ended December 31, 2005 and 2004 was $0.7 million and $0.7 million, respectively. The trademark has an indefinite life. In the fourth quarter of 2005, the Company determined that the value of OuterLink Corporation’s goodwill and intangible assets were impaired. Accordingly, the Company recorded a $7.1 million asset impairment charge in the fourth quarter of 2005. OuterLink Corporation is now accounted for as discontinued operations. (See Note 24).

The cost of the acquisition consisted of 100,000 shares of Series A preferred stock valued at $8.3 million and acquisition costs of $0.2 million. The Series A preferred stock became convertible into four million shares of our common stock when the volume weighted average price of our common stock was greater than or equal

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

2.	Acquisition (continued)

to $4.00 per share for ten consecutive trading days. As of December 31, 2005, 99,976 preferred shares had been converted into 3.9 million shares of our common stock.

The valuation of the stock was primarily based on historical trading history and stock prices of our common stock and a marketability discount of 30%. The acquisition costs consist of legal and accounting related services that were direct costs of the acquisition.

In considering the benefits of the OuterLink Corporation acquisition, management recognized the strategic complement of OuterLink Corporation’s technologies and customer base with our existing animal applications and military GPS business lines.

The following table summarizes the estimated fair values of the tangible assets acquired and liabilities assumed at the date of acquisition.

(In thousands)

Current assets	$1,225
Property, plant and equipment	116
Other assets	73

Total assets acquired	1,414

Current liabilities	1,415

Long-term debt and other liabilities	20

Total liabilities assumed	1,435

Net liabilities acquired	$(21)

The results of DSD Holding A/S and OuterLink Corporation have been included in the consolidated financial statements since the date of acquisition, February 28, 2005 and January 22, 2004, respectively. Unaudited pro forma results of operations for the years ended December 31, 2005 and 2004 are included below. Such pro forma information assumes that DSD Holding A/S was acquired on January 1, 2005 and 2004 and OuterLink Corporation was acquired on January 1, 2004, and revenue is presented in accordance with our accounting policies. This summary is not necessarily indicative of what the results of our operations would have been had it been a combined entity during such periods, nor does it purport to represent results of operations for any future periods.

	Pro Forma
	For The Year Ended December 31,
	2005	2004
	(In thousands, except per share data)
	(unaudited)

Net operating revenue	$57,709	$50,159
Net loss	$(9,507)	$(6,599)
Net loss per common share — basic and diluted	$(0.22)	$(0.20)

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

3.	Inventory

	December 31,	December 31,
	2006	2005
	(In thousands)

Raw materials	$3,291	$3,198
Work in process	402	109
Finished goods	7,215	6,831

	10,908	10,138
Allowance for excess and obsolescence	(1,011)	(1,669)

Net inventory	$9,897	$8,469

Inventory of $5.7 million and $4.1 million was located in Europe and Asia as of December 31, 2006 and December 31, 2005, respectively.

4.	Other Current Assets

	December 31,	December 31,
	2006	2005
	(In thousands)

Prepaid expenses and other current assets	$1,833	$837
Deferred tax asset	176	155
Deposits	7	21

	$2,016	$1,013

5.	Property and Equipment, net

	December 31,	December 31,
	2006	2005
	(In thousands)

Land	$278	$278
Building and leasehold improvements	5,937	4,842
Equipment and furniture	11,387	8,500

	17,602	13,620
Less: Accumulated depreciation and amortization	(7,617)	(5,176)

	$9,985	$8,444

Included above are vehicles and equipment acquired under capital lease obligations in the amount of $1.5 million and $0.5 million at December 31, 2006 and 2005, respectively. Related accumulated depreciation amounted to $0.2 million and $0.1 million at December 31, 2006 and 2005, respectively.

Depreciation charged against income amounted to $1.7 million, $1.5 million, and $1.3 million for the years ended December 31, 2006, 2005, and 2004 respectively.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

6.	Goodwill

The components of goodwill are as follows at December 31, (in thousands):

	2006				2005
	Original	Cumulative		Net	Original	Cumulative		Net
	Carrying	Impairment	Accumulated	Carrying	Carrying	Impairment	Accumulated	Carrying
	Value	Charges	Amortization	Value	Value	Charges	Amortization	Value

Goodwill	$98,157	$(35,314)	$(11,599)	$51,244	$95,404	$(35,314)	$(11,599)	$48,491

Goodwill consists of the excess of cost over fair value of net tangible and identifiable intangible assets of companies purchased.

7.	Other Intangible Assets, net

The components of other intangible assets are as follows at December 31, (in thousands):

	2006				2005
	Original	Cumulative		Net	Original	Cumulative		Net
	Carrying	Impairment	Accumulated	Carrying	Carrying	Impairment	Accumulated	Carrying
	Value	Charges	Amortization	Value	Value	Charges	Amortization	Value

Other Intangible Assets	$6,638	$(3,287)	$(1,718)	$1,633	$6,638	$(3,287)	$(1,538)	$1,813

Other intangibles represent assets recognized separately from goodwill and consist primarily of trade name, non-patented proprietary trade secrets, non-compete agreements and customer relationships. Other intangibles are being amortized over lives ranging from 3 to 15 years.

Amortization expense amounted to $0.2 million for the years ended December 31, 2006 and 2005.

8.	Accrued Expenses and Other Current Liabilities

	December 31,	December 31,
	2006	2005
	(In thousands)

Accrued wages and wage related costs	$1,538	$2,390
Accrued professional fees	302	199
Deposits	235	77
Rebates	128	20
Other	590	194

	$2,793	$2,880

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

9.	Notes Payable, Line of Credit and Long-Term Debt

Long-term debt consists of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Mortgage notes payable-Animal Applications and Corporate facilities	$2,226	$2,281
Line of Credit — DSD Holding A/S	3,013	1,722
Equipment Loans/Notes Payable — DSD Holding A/S	1,398	1,755
Capital lease obligations	1,526	278

	8,163	6,036
Less: Current maturities	(4,127)	(2,380)

	$4,036	$3,656

The scheduled maturities of long-term debt, including capitalized leases, at December 31, 2006 are as follows:

Year	Amount
(In thousands)

2007	$4,127
2008	1,038
2009	612
2010	2,303
2011	83

Interest expense on the above debts amounted to $0.4 million, $0.3 million, and $0.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Mortgage Notes Payable-Animal Applications and Corporate facilities

Mortgage notes payable is collateralized by land and building. Principal and interest payments totaling approximately $20,000 are payable monthly through October 2010. The final payment of $2.0 million is due in November of 2010. The interest rate on the note is fixed at 8.18%.

Equipment Loans-DSD Holding A/S

DSD Holding A/S is party to equipment loans which are collateralized by production equipment. Principal and interest payments totaling approximately DKK 0.2 million ($35,400 USD at December 31, 2006) are payable monthly. Payments are due through July 2010. The interest rates on the loans are variable and range from 6.00% to 8.14% as of December 31, 2006.

Line of Credit-DSD Holding A/S

DSD Holding A/S and its wholly-owned subsidiary, Daploma International A/S, are party to a credit agreement with Danske Bank A/S. On June 1, 2006, DSD Holding A/S and Daploma International A/S amended the borrowing availability from DKK 12 million (approximately $2.1 million USD at December 31, 2006) to DKK 18 million (approximately $3.2 million USD at December 31, 2006). In connection with the amendment, the Company executed a Letter of Support which confirms that it shall maintain its holding of 100% of the share capital of Daploma, and that the Company shall neither sell, nor pledge, nor in any way dispose of any part of Daploma or otherwise reduce its influence on Daploma without the prior consent of

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

9.	Notes Payable, Line of Credit and Long-Term Debt (continued)

Danske Bank. Interest is determined quarterly and is based on the international rates Danske Bank can establish on a loan in the same currency on the international market plus 2.0%. At December 31, 2006, the annual interest rate on the facility was 5.85%. Borrowing availability under the credit facility considers guarantees outstanding. At December 31, 2006, the borrowing availability on the credit agreement was DKK 0.9 million (approximately $0.2 million USD at December 31, 2006). The credit agreement shall remain effective until further notice. DSD Holding A/S can terminate the credit agreement and pay the outstanding balance, or Danske Bank may demand the credit line be settled immediately at any given time, without prior notice.

Note Payable-DSD Holding A/S

As of December 31, 2006, DSD Holding A/S is party to a note payable with Danske Bank. Principal and interest payments of DKK 0.3 million (approximately $53,100 USD at December 31, 2006) plus interest are payable quarterly through December 15, 2008. The interest rate on the note is calculated based on the international rates Danske Bank can establish on a loan in DKK in the international market plus 2.0%. The interest rate on the note payable was 5.47% at December 31, 2006.

Invoice Discounting Agreement

On April 9, 2003, Signature Industries Limited entered into a two-year Invoice Discounting Agreement with The Royal Bank of Scotland Commercial Services Limited (“RBS”). The Invoice Discounting Agreement, as amended October 28, 2003, June 21, 2005, and July 27, 2006 provides for Signature to sell with full title guarantee most of its receivables, as defined in the Invoice Discounting Agreement, as amended. Under the agreement, RBS prepays 80% of the receivables sold in the United Kingdom and 80% of the receivables sold in the rest of the world, not to exceed an outstanding balance of £1,000,000 (approximately $1.9 million USD at December 31, 2006) at any given time. RBS pays Signature the remainder of the receivable upon collection of the receivable. Receivables which remain outstanding 90 days from the end of the invoice month become ineligible and RBS may require Signature to repurchase the receivable. The discounting charge accrues at an annual rate of 1.5% above the base rate as defined in the amended Invoice Discounting Agreement (6.50% at December 31, 2006). Signature pays a commission charge to RBS of 0.16% of each receivable balance sold. The Invoice Discounting Agreement, as amended, requires a minimum commission charge of £833 per month. Discounting charges of $54,000 are included in interest expense in the 2006 statement of operations. As of December 31, 2006, $0.9 million of receivables were financed under the Invoice Discounting Agreement.

10.	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Accounts Receivable

The carrying amount approximates fair value because of the short maturity of those instruments.

Long-Term Debt (mortgages)

The carrying amount approximates fair value because the interest rate approximates the current rate at which the Company could borrow funds on similar debt.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

11.	Stock Exchanges with Applied Digital Solutions, Inc.

On February 25, 2005, the Company entered into a Stock Purchase Agreement with Applied Digital. The purpose of the stock exchange was to use the shares as partial consideration for the acquisition of DSD Holding A/S and its wholly-owned subsidiaries, Daploma International A/S and Digitag A/S, as described more fully in note 2. The Company and Applied Digital entered into the share exchange because of the selling shareholders’ desire, at the time the transaction was negotiated, to receive their consideration in Applied Digital common stock as opposed to the Company’s common stock. In addition, the stock purchase represented a strategic investment by Applied Digital whereby Applied Digital could increase its ownership interest in the Company. Pursuant to the agreement, the Company issued 644,140 shares of its common stock to Applied Digital in exchange for 684,543 shares of Applied Digital common stock as consideration. The exchange ratio of shares was based upon the average of the volume-weighted-average price of the Company’s common stock and Applied Digital’s common stock for the ten trading days immediately preceding, and not including, the transaction closing date which was $5.434 for the Company’s common stock and $5.113 for Applied Digital’s common stock. The value of the stock exchanged was $3.5 million.

12.	Income Taxes

The provision for income taxes consists of:

	December 31,	December 31,	December 31,
	2006	2005	2004
	(In thousands)

Current:
United States at statutory rates	$—	$—	$—
International	104	114	—

Current income tax provision (credit)	104	114	—
Deferred:
United States	—	—	—
International	(176)	(155)	—

Deferred income taxes provision (credit)	—	—	—

	$(72)	$(41)	$—

The Company considers earnings from its foreign operations to be indefinitely reinvested and, accordingly, no provision for United States federal and state income taxes has been made for these earnings. Upon distribution of foreign subsidiary earnings, the Company may be subject to United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the foreign jurisdiction.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

12.	Income Taxes (continued)

The tax effects of temporary differences and carry forwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Deferred Tax Assets:
Liabilities and reserves	$540	$722
Compensation not currently deductible	1,232	1,278
Tangible and Intangible property basis difference	416	45
Net operating loss carry forwards	21,004	18,763

Gross deferred tax assets	23,192	20,808
Valuation allowance	(22,761)	(20,653)

	431	155

Deferred Tax Liabilities:
Intangible property basis difference	641	541

Net deferred tax liability	$210	$386

The deferred tax assets and liabilities are included in the following balance sheet captions:

	December 31,	December 31,
	2006	2005
	(In thousands)

Other current assets	$176	$155
Long term liabilities	386	541

Net deferred tax liabilities	$210	$386

Domestic and foreign loss from continuing operations before provision for income taxes and minority interest consists of:

	December 31,	December 31,
	2006	2005
	(In thousands)

Domestic	$(3,322)	$(765)
Foreign	(1,955)	871

	$(5,277)	$106

At December 31, 2006, the Company had aggregate United States federal net operating loss carry forwards of approximately $48.1 million for income tax purposes, which expire in various amounts through 2026. Approximately $10.5 million of the net operating loss carry forwards were acquired in connection with various domestic acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to change of ownership restrictions. Further, past and future stock issuances may subject the Company to additional limitations on the use of the remaining net operating loss carry forwards under the same Internal Revenue Code provision.

Additionally, net operating loss carry forwards of approximately $5.3 million relate to foreign losses. Of this, $1.6 million was acquired in connection with the acquisition of DSD Holding A/S during 2005. During

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

12.	Income Taxes (continued)

2005, the Company determined that a portion of Signature Industries Limited’s UK net operating loss carry forwards will more likely than not be utilized and accordingly released $155,000 of the valuation allowance. A full valuation allowance against all other net deferred tax assets at December 31, 2006 has been recorded. The remaining net deferred tax liability relates primarily to deferred tax liabilities for purchased intangibles for which no tax basis exists.

The valuation allowance increased by $2.1 million during the year ended December 31, 2006. The valuation allowance increased by $2.8 million during the year ended December 31, 2005.

The reconciliation of the effective tax rate with the statutory federal income tax from continuing operations rate is as follows:

	December 31,	December 31,	December 31,
	2006	2005	2004

Statutory rate	(35)%	35%	(35)%
State income taxes, net of federal benefits	(3)	5	(5)
Goodwill impairment and other permanent differences	—	—	2
Benefit from nonqualified stock options	—	5	(289)
Tax gain on sales of Applied Digital stock	—	—	186
Change in deferred tax asset valuation allowance(a)	34	(87)	141
Foreign tax rate differences	2	4	—
Expenses not deductible for tax purposes		—	—
Other	1	—	—

	(1)%	(38)%	0%

(a)	net of deferred tax assets acquired in the DSD acquisition.

13.	Commitments and Contingencies

Rental expense for space, vehicles, and office equipment under operating leases amounted to approximately $0.7 million for the years ended December 31, 2006, 2005, and 2004.

The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2006 are (in thousands):

	Minimal
	Rental	Employment
Year	Payments	Contracts

2007	$726	$1,183
2008	638	34
2009	560	—
2010	539	—
2011	526	—
Thereafter	16,099	—

	$19,088	$1,217

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

14.	Profit Sharing Plan

Applied Digital has a retirement savings plan under section 401(k) of the Internal Revenue Code for the benefit of eligible United States employees. Applied Digital has made no matching contributions to the 401(k) Plan. The Company’s employees are eligible to participate in this plan and may elect to contribute a percentage of their salaries. The Company provides an employer match on the first 4% of the employee contributions. The Company’s expense related to the plan was approximately $227,000, $198,000, and $0 for the years ended December 31, 2006, 2005, and 2004 respectively.

Signature Industries Limited has a defined contribution pension plan. The Company’s expense relating to the plans approximated $147,000, $107,000, and $136,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

15.	Stock Options, Restricted Stock, and Warrants

Stock Option Plans

As of December 31, 2006, the Company maintains the Amended and Restated Digital Angel Corporation Transition Stock Option Plan (“DAC Stock Option Plan”), which is described below, and has outstanding stock options which were issued pursuant to another plan that was terminated on February 23, 2006. On January 1, 2006 the Company adopted SFAS 123R, using the modified prospective transition method. Accordingly, during the year ended December 31, 2006 the Company recorded stock-based compensation expense for awards granted in 2006 and awards granted prior to, but not yet vested as of January 1, 2006, as if the fair value method required for pro forma disclosure under SFAS 123 were in effect for expense recognition purposes. Upon adoption of SFAS 123R, the Company elected to continue using the Black-Scholes option pricing and have recognized compensation expense using a straight-line amortization method. During the years ended December 31, 2006, 2005, and 2004, the Company recorded $868,000, $355,000, and $31,000 respectively, (this amount includes compensation for options granted to non-employees and for restricted stock grants) in stock-based employee compensation expense.

As of December 31, 2006, the DAC Stock Option Plan, which is stockholder-approved, has 18,195,312 shares of common stock reserved for issuance, of which 17,726,516 shares have been issued and 468,796 remain available for issuance. As of December 31, 2006, awards consisting of options to purchase 9,728,186 shares were outstanding under the DAC Stock Option Plan and awards consisting of options to purchase 476,820 shares were outstanding under the Company’s terminated stock option plan. Additionally, restricted stock awards for 154,230 shares of common stock have been granted under the DAC Stock Option Plan. Option awards are generally granted with exercise prices between market price and 110% of the market price of the Company’s stock at the date of grant; option awards generally vest over 3 to 9 years and have 10-year contractual terms. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the DAC Stock Option Plan).

Stock Option Activity

The fair value of each option award is estimated on the date of grant using a Black-Scholes valuation model. The following assumptions were used for options granted in the years ended December 31, 2006, 2005, and 2004.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

15.	Stock Options, Restricted Stock, and Warrants (continued)

	For the Year Ended December 31,
	2006	2005	2004

Risk-free interest rate	4.64% - 4.94%	3.83%	3.81%
Expected life (in years)	4 - 10	5	5
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	85.74% - 87.19%	91.04% - 113.34%	165.00%
Weighted-average volatility	87.05%	105.00%	165.00%

The Company’s computation of expected volatility is determined based on historical volatility. The computation of expected life is determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of the Company’s stock option activity as of December 31, 2006, and changes during the year then ended is presented below (in thousands, except per share amounts):

			Weighted
		Weighted	Average	Aggregate
	Stock	Average	Contractual	Intrinsic
	Options	Exercise Price	Term	Value

Outstanding at January 1, 2006	9,955	$3.94
Granted	2,325	3.21
Exercised	(320)	1.80
Forfeited or Expired	(255)	4.61

Outstanding at December 31, 2006	11,705	$3.84	7.60	$1,402	*

Vested or Expected to Vest at December 31, 2006	11,375	$3.85	7.50	$1,397	*

Exercisable at December 31, 2006	9,247	$4.00	7.36	$1,400	*

*	The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option. The market value of the Company’s stock was $2.55 at December 31, 2006.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2006 and 2005, and 2004 were $2.65, $4.97, and $3.57 respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005, and 2004 was $644,000, $72,000, and $13,581,000, respectively.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

15.	Stock Options, Restricted Stock, and Warrants (continued)

A summary of the status of the Company’s non-vested stock options as of December 31, 2006, and changes during the year ended December 31, 2006, is presented below (in thousands, except per share amounts):

		Weighted Average
		Grant-Date
	Stock Options	Fair Value

Nonvested at January 1, 2006	217	$2.42
Granted	2,325	2.65
Vested	(83)	2.17

Nonvested at December 31, 2006	2,458	$2.64

As of December 31, 2006, there was $4,639,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the DAC Stock Option Plan. That cost is expected to be recognized over a weighted-average period of 5.96 years. The total fair value of shares vested during the years ended December 31, 2006, 2005, and 2004 was $181,000, $22,495,000, and $5,215,000, respectively.

Cash received from option exercise under all share-based payment arrangements for the years ended December 31, 2006, 2005, and 2004, was $561,000, $55,000, and $12,687,000, respectively.

On January 13, 2004, the Company granted its Chief Executive Officer (CEO) a ten-year option to purchase 1,000,000 shares of the Company’s common stock at $3.92 per share. This option was granted outside of the Company’s stock plans and approved by its shareholders on May 6, 2004. The option became exercisable on December 30, 2005. As of December 31, 2006, the option remains outstanding.

On February 18, 2004, the Company granted its Chairman of the Board of Directors a ten-year option to purchase 500,000 shares of the Company’s common stock at $3.43 per share. This option was granted outside of the Company’s stock plans and approved by its shareholders on May 6, 2004. The option became exercisable on February 18, 2005. As of December 31, 2006, the option remains outstanding.

Restricted Stock

In March 2005, the Company granted its Chairman of the Board 100,000 shares of the Company’s restricted stock. The restricted stock vested 50% on March 7, 2006 and will vest 50% on March 7, 2007. The Company determined the value of the stock to be $506,000 based on the closing price of its stock on the date of grant. The value of the restricted stock has been recorded as deferred compensation and is being amortized to compensation expense over the two year vesting period. In the years ended December 31, 2006 and 2005, $253,000 and $211,000, respectively was recognized as compensation expense in the Company’s consolidated results of operations.

In February 2005, the Company granted an employee, 54,230 shares of the Company’s restricted stock. The restricted stock vested 30% on February 25, 2006, will vest 30% on February 25, 2007 and 40% on February 25, 2008. The Company determined the value of the stock to be $250,000 based on the closing price of its stock on the date of grant. The value of the restricted stock has been recorded as deferred compensation and is being amortized to compensation expense over the vesting period. In the years ended December 31, 2006 and 2005, $75,000 and $64,000, respectively was recognized as compensation expense in the Company’s consolidated results of operations.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

15.	Stock Options, Restricted Stock, and Warrants (continued)

Pro Forma Information for Periods Prior to the Adoption of SFAS 123R

Prior to the adoption of SFAS 123R, the Company provided the disclosures required under SFAS 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosures.” Employee stock-based compensation expenses recognized under SFAS 123 were not reflected in the consolidated results of operations for the twelve month period ended December 31, 2005 for employee stock option awards as all stock options were granted with an exercise price greater than or equal to the market value of the underlying common stock on the date of grant.

The pro forma information for the years ended December 31, 2005 and 2004 was as follows (in thousands, except per share amounts):

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2005	2004

Reported net loss	$(9,476)	$(4,957)
Stock-based compensation expense in reported net loss	355	31
Stock-based compensation expense determined under the fair value based method	(13,152)	(7,436)

Pro forma net loss	$(22,273)	$(12,362)

Loss per share (basic and diluted)
As reported	$(0.22)	$(0.15)
Pro forma	(0.51)	(0.37)

Applied Digital has four non-qualified option plans. On April 5, 2004, Applied Digital effected a one for ten reverse split of its common stock. All share prices and share amounts for Applied Digital common stock reflect the reverse stock split. Under the Applied Digital plans, options for 4.8 million common shares were authorized for issuance to certain officers and employees of Applied Digital, which include certain officers and employees of the Company. There were no options granted under the plans to the Company’s officers and employees for services related to Digital Angel Corporation in 2006, 2005 or 2004. The options may not be exercised until one to three years after the grant date and are exercisable for periods ranging from five to ten years. As of December 31, 2006, as it relates to certain of the Company’s officers and employees, there were 67,000 options outstanding and exercisable at a weighted average price of $12.94. During 2006, options to purchase 42,000 shares were forfeited at a weighted average price of $26.80.

Warrants

On July 31, 2003, in connection with the $2,000,000 secured convertible note payable to Laurus Master Fund, the Company issued a warrant to purchase 125,000 shares of its common stock. The warrant issued to Laurus is exercisable through July 31, 2008 and permits Laurus Master Fund to purchase 75,000 shares of the Company’s common stock at $2.68 per share, 35,000 shares at $2.91 per share and 15,000 shares at $3.38 per share. The Company determined the estimated aggregate fair value of these warrants on the date of grant to be $143,000 based on the Black-Scholes valuation model using the following assumptions: expected volatility of 107.2%, dividend yield of 0%, risk free interest of 3.3% and an expected life of 5 years. The value of the warrant was accounted for as debt discount and amortized to interest expense over the term of the secured convertible note. As of December 31, 2006, Laurus has not exercised their warrant.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

15.	Stock Options, Restricted Stock, and Warrants (continued)

On August 14, 2003, the Company issued warrants to purchase 500,001 shares of its common stock to certain holders of Applied Digital Solutions Convertible Exchangeable Debentures. These warrants were issued to procure the consent of the holders of Convertible Exchangeable Debentures to the issuance of the Applied Digital common stock to Digital Angel Corporation pursuant to the Stock Purchase Agreement. At the time the Stock Purchase Agreement was executed, the terms of the Convertible Exchangeable Debentures prohibited Applied Digital from, among other things, issuing or selling shares of its common stock. Therefore, to avoid breaching the terms of its Convertible Exchangeable Debentures, Applied Digital was required to obtain the consent of the holders of Convertible Exchangeable Debentures to the issuance of Applied Digital common stock to Digital Angel Corporation pursuant to the Stock Purchase Agreement. The warrants issued to the holders of Convertible Exchangeable Debentures are exercisable for five years beginning February 1, 2004 and entitle the holder to purchase that number of shares of common stock of Digital Angel Corporation designated in the warrant at a price of $2.64 per share. The warrant was valued at $0.8 million using the Black-Scholes option pricing model and recorded as a charge to interest expense in Applied Digital’s results of operations. Through December 31, 2006, 95,238 of the 500,001 warrants were exercised.

On August 28, 2003, in connection with the $3.5 million secured revolving convertible note and the $1.5 million secured minimum borrowing convertible note, the Company issued a warrant to purchase 115,000 shares of its common stock. The warrant is exercisable for five years and entitles Laurus to purchase 70,000 shares of the Company’s common stock at $2.55, 35,000 shares at $2.75 per share and 10,000 shares at $2.95 per share. The Company determined the estimated aggregate fair value of these warrants on the date of grant to be $133,000 based on the Black-Scholes valuation model using the following assumptions: expected volatility of 107.2%, dividend yield of 0%, risk free interest of 3.3% and an expected life of 5 years. The value of the warrant was accounted for as debt discount and was amortized to interest expense over the life of the secured convertible note. In March 2005, Laurus exercised their warrant for 115,000 shares, and the Company received proceeds of $304,000.

16.	Non-Cash Compensation Expense

Non-cash compensation expense of $0.9 million ($0.7 million in selling, general, and administrative expense and $0.2 million in research and development expense) is included for the year ended December 31, 2006. Non-cash compensation expense of $0.4 million and $0.2 million has been included, all in selling, general, and administrative expense, for the years ended December 31, 2005 and 2004 respectively. The 2006 expense relates primarily to SFAS 123R expense associated with a grant of 2,325,000 stock options to employees and directors. The 2005 expense primarily relates to 100,000 stock options issued to Applied Digital employees, 100,000 shares of restricted stock issued the Company’s Chairman of the Board in March 2005 and 54,230 shares of restricted stock issued to an employee in February 2005. The 2004 expense resulted from 10,000 shares of common stock provided to an individual as compensation for recruiting services.

17.	Legal Proceedings

Digital Angel Corporation vs. Allflex USA, Inc and Pet Health Services (USA), Inc.

On October 20, 2004, the Company commenced an action in the United Stated District Court for the District of Minnesota against AllFlex USA, Inc. and Pet Health Services (USA), Inc. The suit alleged that Allflex and PetHealth marketed and sold a syringe implantable identification transponder that violated our patent. Allflex moved for a judgment on the pleadings, asserting that a license agreement between Allflex and us should act as a bar to a case for infringement, which motion the Company contested. The Court issued a ruling granting the Defendant’s motion for judgment on the pleadings and denying our motion for leave to

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

17.	Legal Proceedings (continued)

amend, and final judgment in the action was entered on February 21, 2006. Upon our appeal to the Federal Circuit Court of Appeals in Washington, D.C., the Court found in favor of the Defendants.

Digital Angel Corporation vs. Datamars, Inc., Datamars, S.A., The Crystal Import Corporation and Medical Management International, Inc.

On October 20, 2004, the Company commenced an action in the United States District Court for the District of Minnesota against Datamars, Inc., Datamars, S.A., The Crystal Import Corporation, and Medical Management International, Inc. (“Banfield”). This suit claims that the defendants are marketing and selling syringe implantable identification transponders manufactured by Datamars that infringe our 1993 patent for syringe implantable identification transponders previously found by the United States District Court for the District of Colorado to be enforceable. The suit seeks, among other things, an adjudication of infringement, injunctive relief, and actual and punitive damages. The Company believes that the suit is well-grounded in law and fact. On February 28, 2006, the Court conducted a hearing (the “Markman Hearing”) in which each of the parties presented the Court with their views regarding the scope of the claims set forth in the subject patent. On May 22, 2006, the Court issued its order on the Markman Hearing, in which, in management’s assessment, the court largely adopted our analysis on the scope of the claims in the subject patent. The parties are continuing discovery in light of that order. Trial is anticipated in mid to late 2007.

Crystal Import Corporation v. Digital Angel, et al.

On or about December 29, 2004, The Crystal Import Corporation filed an action against AVID Identification Systems, Inc. and us in the United States District Court for the Northern District of Alabama. Crystal’s complaint primarily asserted federal and state antitrust and related claims against AVID, though it also asserted similar claims against us. On October 12, 2005, the Alabama Court transferred the action to Minnesota. Following the docketing of the action in Minnesota, the Company and AVID filed a motion seeking to stay the case until the corresponding patent infringement actions have been resolved. The Court recently lifted a stay of the matter and discovery is expected to commence in the near future. Given the uncertainties associated with all litigation and given the early stage of this proceeding, the Company are unable to offer any assessment on the potential liability exposure, if any, to us from this lawsuit.

Digital Angel Corporation v. Corporativo SCM, S.A. de C.V.

On or about June 2, 2005, the Company filed a declaratory judgment action in the U.S. District Court for the District of Minnesota seeking to have the Court determine our rights and liabilities under a 2002 distribution agreement with Corporativo SCM, S.A. de C.V., a Mexican company that entered into a distribution agreement for a product that was then under development by us but the development of which was subsequently abandoned. The case is in the initial discovery stages. Given the uncertainties associated with all litigation and given the early stage of this proceeding, the Company is unable to offer any assessment on the potential liability exposure, if any, from this lawsuit.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

18.	Supplemental Cash Flow Information

	2006	2005	2004

Income taxes paid	$100	$121	$71
Interest paid	465	380	578
Non-cash investing and financing activities:
Issuance of common stock for Applied Digital common stock	—	3,500	7,920
Issuance of Applied Digital common stock for DSD acquisition	—	3,500	—
Issuance of common stock to former shareholders of DSD Holding A/S	1,000	—	—
Conversion of debt into common stock	—	—	2,930
Assets acquired for long-term debt and capital leases	606	586	—

19.	Segment Information

The Company is an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets. The Company operates in two segments: (1) Animal Applications and (2) GPS and Radio Communications.

It is on this basis that the Company’s management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand-alone segment operating income.

				Total from
	Animal	GPS and Radio		Continuing
For the Year Ended December 31, 2006	Applications	Communications	Corporate	Operations
	(In thousands)

Total net revenue	$38,058	$16,352	$—	$54,410
Operating (loss) income	(4,007)	(1,172)	—	(5,179)
Operating loss from continuing operations before income taxes and minority interest	(4,048)	(1,229)	—	(5,277)
Depreciation and amortization	1,404	479	—	1,883
Interest income	(267)	(3)	—	(270)
Interest expense	405	60	—	465
Goodwill, net	50,078	1,166	—	51,244
Segment assets	77,746	9,284	—	87,030
Cash expenditures for property and equipment	1,789	1,091	—	2,880

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

19.	Segment Information (continued)

				Total from
	Animal	GPS and Radio		Continuing
For the Year Ended December 31, 2005	Applications	Communications	Corporate	Operations
	(In thousands)

Total net revenue	$35,972	$18,578	$—	$54,550
Operating (loss) income	(1,409)	1,469	—	60
Operating (loss) income from continuing operations before income taxes and minority interest	(1,347)	1,453	—	106
Depreciation and amortization	1,226	403	—	1,629
Interest income	(336)	(11)	—	(347)
Interest expense	337	27	—	364
Goodwill, net	47,343	1,148	—	48,491
Segment assets	81,105	7,820	—	88,925
Cash expenditures for property and equipment	820	402	——	1,222

				Total from
	Animal	GPS and Radio		Continuing
For the Year Ended December 31, 2004	Applications	Communications	Corporate	Operations
	(In thousands)

Total net revenue	$25,871	$18,678	$—	$44,549
Operating (loss) income	(1,314)	2,246	—	932
Operating (loss) income from continuing operations before income taxes and minority interest	(3,603)	2,111	—	(1,492)
Depreciation and amortization	875	371	—	1,246
Interest income	—	(32)	—	(32)
Interest expense	1,168	168	—	1,336
Goodwill, net	43,971	1,173	—	45,144
Segment assets	84,313	7,787	6	92,106
Cash expenditures for property and equipment	264	285	—	549

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

19.	Segment Information (continued)

Information from continuing operations, concerning principal geographic areas as of and for the years ended December 31, 2006, 2005 and 2004 was as follows:

			All Other
	United	United Kingdom	Foreign
	States	Denmark	Countries	Consolidated
	(In thousands)

2006
Net revenue from external customers	$26,735	$14,970	$12,705	$54,410
Long-lived assets excluding goodwill and other intangible assets, net	5,523	4,242	220	9,986
2005
Net revenue from external customers	$23,889	$16,830	$13,758	$54,550
Long-lived assets excluding goodwill and other intangible assets, net	4,350	3,824	270	8,444
2004
Net revenue from external customers	$28,054	$4,369	$12,126	$44,549
Long-lived assets excluding goodwill and other intangible assets, net	4,514	1,101	277	5,892

Sales to one customer accounted for approximately 15% of net revenues in 2006. Sales to one customer accounted for approximately 10% of net revenues in 2005. Sales to two customers accounted for approximately 12% and 10% of net revenues in 2004. Accounts receivable from one customer accounted for approximately 13% of net accounts receivable in 2006. Accounts receivable from one customer accounted for approximately 12% of net accounts receivable in 2005 as well.

20.	Related Party Activity

The Company has an eleven-year Distribution and Licensing Agreement dated March 4, 2002, amended December 28, 2005, with VeriChip Corporation (VeriChip), a majority-owned subsidiary of Applied Digital at December 31, 2006, covering the manufacturing, purchasing and distribution of the Company’s implantable microchip and the maintenance of the VeriChip Registry by the Company. The amended agreement contains, among other things, minimum purchase requirements in order to maintain exclusivity, whereby VeriChip is required to purchase $875,000, $1,750,000 and $2,500,000 for each of 2007, 2008 and 2009, respectively, and $3,750,000 for 2010 and each year thereafter. The agreement continues until March 2013 and, as long as VeriChip continues to meet the minimum purchase requirements, will automatically renew annually under its terms. The Distribution and Licensing agreement includes a license for the use of the Company’s technology in VeriChip’s identified markets. Under the Distribution and Licensing Agreement, the Company is the sole manufacturer and supplier to VeriChip. The existing terms with the Company’s sole supplier of implantable microchips, Raytheon Microelectronics España, SA, expire on June 30, 2010.

Revenue recognized under the Distribution and Licensing Agreement was $0.4 million, $0.7 million, and $0.1 million for 2006, 2005, and 2004 respectively.

Amounts due from VeriChip as of December 31, 2006 and December 31, 2005 were $425,000 and $232,000, respectively.

See Note 11 for a description of the stock exchange transactions with Applied Digital.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

20.	Related Party Activity (continued)

Prior to January 1, 2005 and pursuant to a mutual agreement between the Company, Applied Digital, and Verichip Corporation, amounts due from Verichip Corporation were offset against amounts the Company owed to Applied Digital for certain general and administrative services, research and development services, directors and officers insurance and expense reimbursement. Effective January 1, 2005, all amounts due from Verichip Corporation are to be paid to the Company.

21.	Summarized Quarterly Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands, except per share data)

2006
Total revenue	$15,319	$12,428	$12,400	$14,263	$54,410
Gross profit	6,606	4,866	5,249	5,770	22,491
Net loss before discontinued operations	(75)	(1,579)	(1,181)	(2,375)	(5,210)
Loss from discontinued operations	(511)	(545)	(254)	(283)	(1,593)
Net loss	(586)	(2,124)	(1,435)	(2,658)	(6,803)
Loss per share-basic and diluted:
Net loss from continuing operations	$(0.00)	$(0.04)	$(0.03)	$(0.05)	$(0.12)
Loss from discontinued operations	(0.01)	(0.01)	—	(0.01)	(0.03)
Net loss	$(0.01)	$(0.05)	$(0.03)	$(0.06)	$(0.15)
2005
Total revenue	$12,861	$14,295	$13,206	$14,188	$54,550
Gross profit	5,819	6,427	5,739	6,635	24,620
Net income (loss) before discontinued operations	158	(285)	(452)	375	(204)
Loss from discontinued operations	(651)	(605)	(532)	(7,484)	(9,272)
Net loss	(493)	(891)	(984)	(7,108)	(9,476)
Loss per share-basic and diluted:
Net income (loss) from continuing operations	$—	$(0.01)	$(0.01)	$0.01	$(0.01)
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.18)	(0.21)
Net loss	$(0.01)	$(0.02)	$(0.02)	$(0.16)	$(0.22)

22.	Proposed acquisition of the assets of McMurdo Ltd.

On December 14, 2006, Signature Industries Limited, or Signature, the Company’s London-based subsidiary operating in the GPS and Radio Communications segment, entered into an agreement to acquire certain assets and customer contracts of McMurdo Ltd., or McMurdo, a U.K. manufacturer of emergency location beacons, from Chemring Group PLC. Pursuant to the agreement, Signature will acquire certain assets of McMurdo’s marine electronics business, including fixed assets, inventory, customer lists, customer and supplier contracts and relations, trade and business names, and associated assets. The assets exclude certain accrued liabilities and obligations and real property, including the plant facility which Signature will have a license to occupy for a period of nine months after completion of the sale. Under the terms of the agreement, Signature will retain McMurdo’s employees related to the marine electronics business after closing the sale.

The purchase price for the assets is approximately £3,117,000 (approximately $6,106,000 USD at December 31, 2006), subject to certain adjustments, plus up to an additional deferred payment of £1,500,000 (approximately $2,938,000 USD at December 31, 2006) based on sales of certain products between

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

22.	Proposed acquisition of the assets of McMurdo Ltd. (continued)

November 1, 2006 and October 31, 2007. The deferred payment is determined on a threshold basis with a minimum threshold, based on the invoiced value of sales during such period and payable when the parties finalize a statement of the sales. Upon signing the agreement, the Company paid £250,000 (approximately $490,000 USD at December 31, 2006) of the purchase price to McMurdo. The balance is to be paid upon closing. If the agreement is terminated or the sale is not completed, under certain circumstances McMurdo will be entitled to retain the £250,000 deposit. Under the terms of the agreement, the Company will guarantee Signature’s obligations for the deferred payment and Chemring will guarantee McMurdo’s obligations for retained liabilities and obligations.

23.	Subsequent events

10.25% Senior Secured Debenture Financing:

On February 6, 2007, the Company entered into a securities purchase agreement pursuant to which the Company sold a 10.25% senior secured debenture in the original principal amount of $6,000,000 and a five-year warrant to purchase 699,600 shares of its common stock.

The debenture matures on February 6, 2010, but the Company may, at its option, prepay the debenture in cash at any time by paying a premium of 2% of the outstanding principal amount of the debenture. The Company is obligated to make monthly payments of principal plus accrued but unpaid interest (including default interest, if any) beginning on September 4, 2007.

The debenture is not convertible by the holder. However, the Company may, at its option but not obligation, decide to make one or more monthly payments of principal and interest with shares of the Company’s common stock instead of with cash. The Company’s decision to make a monthly payment with cash or with its shares, or a combination of both will be determined on a monthly basis. Currently, the Company anticipates making monthly payments with cash. If the Company chooses to make a monthly payment with its shares, the shares will be issued at an 8% discount to the then current market price of the shares. If an event of default or a change of control occurs, the holder has the right to require the Company to redeem the debenture for a cash amount equal to 110% of the outstanding principal plus interest.

24.	Discontinued Operations

In May 2007, the Company entered into a Stock Purchase Agreement with Newcomb to sell 100% of the issued and outstanding shares of stock of OuterLink. OuterLink, which operated in the Company’s GPS and Radio Communications business segment, provides satellite-based mobile asset tracking and data messaging systems used to manage the deployment of aircraft and land vehicles. On July 2, 2007, the Company completed the sale of OuterLink. Consideration, which is subject to certain adjustments based on OuterLink’s closing balance sheet, initially consisted of a cash payment of $800,000 and a promissory note of $200,000 which matures on December 31, 2007. In connection with the closing, the Company also executed a one-year non-competition agreement with OuterLink. Mr. Paul F. Newcomb, President of Newcomb, was the founder and President of the predecessor company to OuterLink, which the Company acquired in January 2004.

In June 2007, in connection with the Company’s planned sale of OuterLink, the Company entered into an amendment of the Securities Purchase Agreement and the Registration Rights Agreement between the Company and Imperium Master Fund, Ltd. (“Imperium”) and Gemini Master Fund, Ltd. (“Gemini,” and together with Imperium, the “Investors”) and received a waiver letter from the Investors waiving certain of their rights under the Subsidiary Guaranty executed by OuterLink in favor of the Investors and the Security Agreement executed by the Company and OuterLink in favor of the Investors (collectively, the amendments and the waiver letter, the “OuterLink Amendments”). Pursuant to the terms of the OuterLink Amendments, the

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

24.	Discontinued Operations (continued)

Investors consented to the sale of OuterLink, waived all existing defaults, if any, under Section 4.10(b) of the Securities Purchase Agreement, released the outstanding shares of OuterLink owned by the Company from the pledge and security interest granted to the Investors, and released OuterLink from its obligations arising under the Subsidiary Guaranty. As consideration, the Company exchanged the 699,600 existing warrants for 841,000 newly issued seven-year warrants with an exercise price of $1.701.

On April 19, 2004, the Company sold certain assets of its Medical Systems segment’s medical services business pursuant to an Asset Purchase Agreement dated April 8, 2004 by and between the Company and MedAire, Inc. Assets sold include all of the tangible and intangible intellectual property developed for the operation of the Medical Systems segment’s medical services business, pharmaceutical supplies and other inventory items, customer and supplier contracts, computer software licenses, internet website and domain name and mailing lists. The purchase price was approximately $0.4 million.

As a result of the sale of OuterLink and the medical services business, operations are included as part of the Company’s discontinued operations for all periods presented. The following discloses the operating losses from discontinued operations for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(In thousands)

Revenue	$2,570	$2,276	$2,180
Cost of sales	1,608	1,402	1,760

Gross profit	962	874	420
Selling, general and administrative expenses	1,181	1,850	3,097
Research and development expenses	1,375	1,331	727
Asset impairment	—	7,141	—
Other (income) expense	(1)	(1)	(188)

Loss from discontinued operations	$(1,593)	$(9,272)	$(3,216)

Earnings per common share — basic and diluted:
Loss from discontinued operations	$(0.03)	$(0.21)	$(0.10)

The results above do not include any allocated or common overhead expenses and do not reflect the gain on the sale of OuterLink, which is expected to be approximately $1.7 million, after taking into account potential future purchase price adjustments. Given the Company’s current tax status, the gain is not expected to result in a provision from income taxes due to federal and state net operating losses and carryforwards. This gain is expected to be recorded in the Company’s actual results of operations in the three months ended September 30, 2007.

DIGITAL ANGEL CORPORATION

Notes to Consolidated Financial Statements — (Continued)
(As revised, See Notes 1 and 24)

24.	Discontinued Operations (continued)

The net assets of discontinued operations as of December 31, 2006 and 2005 were comprised of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Current assets
Cash	$2	$100
Accounts receivable	956	296
Inventory	503	188
Other current assets	874	405

Total current assets	2,335	989
Property and equipment, net	274	158
Other assets, net	257	135

Total long-term assets	531	293

Total assets	$2,866	$1,282

Current liabilities
Accounts payable	408	251
Accrued expenses and other current liabilities	270	436
Deferred revenue	1,770	1,302

Total current liabilities	2,448	1,989
Other long-term liabilities	1,060	536

Total liabilities	$3,508	$2,525

Net liabilities from discontinued operations	$642	$1,243

Schedule II-Valuation and Qualifying Accounts

Allowance for Doubtful Accounts (in thousands):

	Years Ended December 31,
	2006	2005	2004

Balance, at beginning of year	$194	$212	$205
Amount acquired through acquisition	—	10	—
Additions charged to income	18	25	16
Write-offs	(9)	(53)	(9)

Balance, at end of year	$203	$194	$212

Allowance for Excess and Obsolete Inventory (in thousands):

	Years Ended December 31,
	2006	2005	2004

Balance, at beginning of year	$1,669	$1,915	$1,821
Additions charged to income	215	419	150
Write-offs	(873)	(665)	(56)

Balance, at end of year	$1,011	$1,669	$1,915

Valuation Allowance on Deferred Tax Assets (in thousands):

	Years Ended December 31,
	2006	2005	2004

Balance, at beginning of year	$20,653	$17,889	$22,197
Amount acquired through acquisition	—	15	—
Additions charged to income	2,108	2,904	—
Other adjustments	—	(155)	(4,308)

Balance, at end of year	$22,761	$20,653	$17,889